REPORT OF SHAREHOLDER MEETING  Unaudited
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On August 17, 2005, a shareholder meeting of the Oppenheimer Global
Opportunities Fund was held at which the eleven Trustees identified below were elected (Proposal No. 1) and the sub-proposals in (Proposal No. 2) were approved as described in the Fund's proxy statement for that meeting. The following is a report of the votes cast:

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PROPOSAL NO. 1

NOMINEE                                    FOR         WITHHELD            TOTAL
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TRUSTEES
Matthew P. Fink                 52,227,445.909    1,173,364.843   53,400,810.752
Robert G. Galli                 52,172,171.482    1,228,639.270   53,400,810.752
Phillip A. Griffiths            52,246,895.820    1,153,914.932   53,400,810.752
Mary F. Miller                  52,204,115.527    1,196,695.225   53,400,810.752
Joel W. Motley                  52,268,843.242    1,131,967.510   53,400,810.752
John V. Murphy                  52,235,073.606    1,165,737.146   53,400,810.752
Kenneth A. Randall              52,112,158.595    1,288,652.157   53,400,810.752
Russell S. Reynolds, Jr.        52,136,199.400    1,264,611.352   53,400,810.752
Joseph M. Wikler                52,244,372.752    1,156,438.000   53,400,810.752
Peter I. Wold                   52,247,740.568    1,153,070.184   53,400,810.752
Clayton K. Yeutter              52,120,006.110    1,280,804.642   53,400,810.752

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PROPOSAL NO. 2 Proposal to change the policy on

                                                                                  BROKER
               FOR                           AGAINST           ABSTAIN          NON-VOTE             TOTAL
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
2C: Diversification of Investments
     37,217,487.231                    1,467,289.973     1,826,251.548    12,889,782.000    53,400,810.752
2L: Senior Securities
     37,023,157.999                    1,476,194.706     2,011,676.047    12,889,782.000    53,400,810.752